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                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

OCTOBER 24, 2007


CLIFTON SAVINGS BANCORP, INC.  ANNOUNCES SIXTH STOCK REPURCHASE PLAN

      Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) announced today that the Company's board of directors has approved the repurchase for up to 555,000 shares, or approximately 5% of the Company's outstanding common stock held by persons other than Clifton MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Keefe, Bruyette & Woods, Inc., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the sixth repurchase plan announced since becoming a public Company in March 2004. The Company's fifth repurchase program was completed on October 2, 2007, under which 584,000 shares were purchased at a total cost of approximately $6,342,000, or $10.86 per share.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

The Company is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates 10 full-service banking offices in northeast New Jersey.


Contact: Clifton Savings Bancorp, Inc.
         Bart D'Ambra, 973-473-2200
Source: Clifton Savings Bancorp, Inc.